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EpiCept Corporation

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EPICEPT
CORPORATION

a vision of progress

2010 Annual Report

Robert G. Savage, Chairman of the Board
Jack V. Talley, President & Chief Executive Officer
Dear Shareholder:
2010 was a year in which we made substantial progress towards our goal of evolving EpiCept towards a profitable, specialty pharmaceutical company.
We also successfully overcame distinct challenges faced in our efforts to bring this vision to reality. As a result, we enter 2011 in an advantageous position to build sustainable value for our shareholders.
Our core strategy remains the pursuit of a balanced dynamic platform of drug candidates for the treatment of cancer and pain. The benefit of this dual strategy can be seen in connection with developments concerning AmiKet™ cream (formerly known as EpiCept™ NP-1), a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathy.
AmiKet cream is a highly researched treatment candidate, having been studied in over 1,600 patients in seven clinical trials to date. In February 2011, we announced positive results from a Phase IIb trial for AmiKet designed to evaluate its efficacy and safety in chemotherapy-induced peripheral neuropathy (CPN). The results of the trial demonstrated that the change in average daily neuropathy intensity scores in the AmiKet group achieved a statistically significant reduction in CPN intensity versus placebo (p<0.001), the trial’s primary endpoint. We believe that AmiKet has the potential to be a valuable treatment option for sufferers of CPN. Further, we believe AmiKet represents an exciting opportunity not just for the treatment of CPN, but in the broader peripheral neuropathy category. It is our intent to secure a partnership for AmiKet that will enable us to develop and commercialize it in a cost-effective, global manner following approval.
A Valuable Commercial Product Today and Global Promise for Tomorrow
We expect 2011 to also be a year of important advancement for Ceplene® (histamine dihydrochloride), our therapy approved in Europe for the remission maintenance and prevention of relapse in patients with acute myeloid leukemia (AML) in first remission.
In 2010, we reached a critical milestone in our evolution as a company when Ceplene became our first product commercially available by prescription to patients. Through our partner Meda AB, Ceplene is currently being marketed in the United Kingdom, Germany, Italy and Austria, with reimbursement approvals pending in France, Spain and other markets in the European Union (EU).
Achieving widespread adoption for Ceplene in these markets will require a sustained effort on Meda’s part, but we are pleased and supportive of the approach Meda is taking to meet this objective. In particular, we believe Meda’s focus on gaining patient access to Ceplene through its inclusion in clinical trials being conducted by key opinion leaders in the region is a sound strategy that will achieve long term growth for Ceplene. Sales of Ceplene in the EU should eventually become a source of substantial revenue for both of our companies and provide EpiCept with resources to pursue other promising drug development programs.

EpiCept Corporation • 2010 Annual Report
EpiCept is pursuing a balanced, dynamic platform of drug candidates for the treatment of cancer and pain. AmiKet’s commercial potential, based on the excellent clinical results we have seen to date, could exceed that of our cancer portfolio.
While there was much to be pleased about with Ceplene’s advancement in 2010, the year was not without its challenges. We were obviously very disappointed with the decision by the US Food and Drug Administration (FDA) in August to issue a refusal to file letter for our New Drug Application (NDA) for Ceplene. However, we believe we have identified a clear and achievable regulatory pathway for Ceplene in the U.S. It is our expectation that we will complete a Special Protocol Assessment with the FDA and be in a position to initiate the trial later this year. We are very optimistic about the potential to achieve a positive outcome from this confirmatory trial based on the results from earlier clinical trials and our more recent analysis of clinical data. We are also continuing to make progress with our ongoing trial to fulfill the EMA post approval commitments for Ceplene. This trial is already approximately one third complete.
Exciting New Applications in Cancer Treatment
2010 was also a time of advancement for our earlier stage oncology programs, in particular crolibulin™, our vascular disruption agent that has demonstrated potent anti-tumor activity in both pre-clinical and early clinical studies. Crolibulin is currently being studied in a NCI co-funded Phase Ib/II trial designed to assess its safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC), an extremely aggressive cancer that has a median survival of four to five months from the time of diagnosis. Safety data from this trial could be available as soon as late this year.
A second compound currently advancing in clinical trials is Azixa™, a compound discovered by EpiCept for the treatment of brain tumors and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myrexis is currently conducting Phase IIb trials with Azixa. The dosing of the first patient in a Phase III trial for Azixa will trigger the next milestone payment.

EpiCept Corporation • 2010 Annual Report
In 2010 we reached a critical milestone in our evolution when Ceplene became our first product commercially available by prescription. Ceplene is currently being marketed in the United Kingdom, Germany, Italy and Austria, and is expected to become a source of substantial revenue for EpiCept.
Looking Forward
2011 promises to be an exciting and pivotal year for EpiCept. All of our efforts remain squarely focused on achieving the significant promise of our oncology and pain programs, supported by the continued efficient use of shareholder capital.
The key value-driving milestones for the year include:
•	Submission of a detailed Phase III protocol to the FDA for Ceplene, the completion of a Special Protocol Assessment with the FDA and initiation of this pivotal trial later this year.

•	The continued marketing and reimbursement approval activities for Ceplene conducted in Europe and other key markets by Meda AB.

•	The anticipated completion of partner negotiations and the establishment of a marketing and commercialization agreement for AmiKet cream.

•	The advancement of the NCI cofunded trial to assess safety and efficacy of crolibulin in combination with cisplatin in patients with anaplastic thyroid cancer (ATC).

•	The continued progress by Myrexis in its clinical advancement of Azixa.
There is much to do in 2011, but we are well positioned to meet these challenges with a firm foundation of advanced science, talented and dedicated employees and your valuable support.
We look forward to continuing to share our progress with you throughout the year.
Robert G. Savage
Chairman of the Board
Jack V. Talley
President and Chief Executive Officer

Annual Report Design by Curran & Connors, Inc. / www.curran-connors.com
Corporate Information
Executive Officers
Jack V. Talley
President and Chief Executive Officer
Robert W. Cook
Chief Financial Officer and
Senior Vice President,
Finance and Administration
Dileep Bhagwat, Ph.D.
Senior Vice President,
Pharmaceutical Development
Stephane Allard, M.D.
Chief Medical Officer
Oliver Wiedemann, M.D.
Managing Director, Medical Affairs
EpiCept GmbH
Board of Directors
Robert G. Savage
Chairman
Jack V. Talley
Guy C. Jackson
Gerhard Waldheim
Wayne P. Yetter
A. Collier Smyth, M.D.
Keith L. Brownlie
Transfer Agent
American Stock Transfer
& Trust Company
59 Maiden Lane
New York, NY 10038
Shares Listed
Nasdaq (ticker: EPCT)
The Nasdaq OMX Stockholm Exchange
(ticker: EPCT)
Independent Registered
Public Accountants
Deloitte & Touche LLP
100 Kimball Drive
Parsippany, NJ 07054
Corporate Counsel
Eilenberg & Krause LLP
11 E. 44th Street
New York, NY 10017
Investor Relations
Lippert/Heilshorn & Associates
800 Third Avenue
New York, NY 10022
Media and Public Relations
Feinstein Kean Healthcare
245 First Street
Cambridge, MA 02142
Hallvarsson and Halvarsson
Sveavägen 20
P.O. Box 3666
SE-103 59 Stockholm
Investor Relations
Additional copies of this Annual Report and of the Company’s Report on Form 10-K, excluding exhibits, are available without charge, along with ancillary company materials for investment purposes, upon request to:
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
Telephone: (914) 606-3500
www.epicept.com
EpiCept Annual Report—Safe Harbor Language

This annual report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, or future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that our securities may be delisted from The Nasdaq Capital Market; the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States, the risk that Ceplene will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene, the risk that future financing will not successfully close or that the proceeds thereof will be materially less than anticipated, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulin™ will not be successful, the risk that AmiKet or crolibulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.